Exhibit 5.2

9 Raffles Place #42-02 Republic Plaza Singapore 048619 Tel: +65.6536.1161 Fax: +65.6536.1171 www.lw.com UEN No. T09LL1649F

FIRM / AFFILIATE OFFICES
June 15, 2023 VinFast Auto Pte. Ltd. Dinh Vu – Cat Hai Economic Zone Cat Hai Islands, Cat Hai Town, Cat Hai District Hai Phong City, Vietnam	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: VinFast Auto Pte. Ltd. – Registration Statement on Form F-4

To the addressee set forth above:

We have acted as special U.S. counsel to VinFast Auto Pte. Ltd., a private company organized under the laws of Singapore (the “Company”), in connection with the proposed issuance of (i) 21,125,000 ordinary shares of the Company (the “Shares”), (ii) 14,830,000 warrants to acquire ordinary shares of the Company (the “Warrants”) to be issued pursuant to that certain warrant agreement, dated as of July 15, 2021, between Black Spade Acquisition Co, a Cayman Islands exempted company (“Black Spade”), and Continental Stock Transfer & Trust Company (the “Existing Warrant Agreement”), as will be amended by an assignment, assumption, amendment agreement to be entered into by the Company, Black Spade and Continental Stock Transfer & Trust Company prior to the issuance of the Warrants pursuant to the terms of the Business Combination Agreement (as defined below) (the “Warrant Assumption Agreement” and, together with the Existing Warrant Agreement, the “Warrant Agreement”) and (iii) 14,830,000 ordinary shares of the Company underlying the Warrants (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form F–4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (as amended, the “Registration Statement”) relating to the business combination contemplated by the business combination agreement, dated as of May 12, 2023 (the “Business Combination Agreement”), by and among Black Spade, the Company and the other parties thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Warrants.

June 15, 2023

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws. Various matters concerning the laws of Singapore are addressed in the opinion of Rajah & Tann Singapore LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in the manner contemplated by the Business Combination Agreement and the Warrant Agreement, the issue of the Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrant Agreement.

Our opinion set forth herein is subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors and the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) (1) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (2) concepts of materiality, reasonableness, good faith and fair dealing, and (3) the discretion of the court before which a proceeding is brought; and

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses, and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xii) the severability, if invalid, of provisions to the foregoing effect.

June 15, 2023

With your consent, we have assumed (a) that the Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP